Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICASDOCTOR, INC.

Pursuant to Section 242

of the General Corporation Law

of the State of Delaware

AmericasDoctor, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation:

“Article First of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is “Essential Group, Inc.”

SECOND: That the stockholders of the Corporation have approved such amendment by means of written action of stockholders in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AmericasDoctor, Inc. has caused this Certificate to be duly executed by its President and attested to by its Secretary this 24th day of March, 2004.

AMERICASDOCTOR, INC.

By:	/s/ C. Lee Jones
C. Lee Jones President and Chief Executive Officer

ATTEST:

/s/ Dennis N. Cavender

Dennis N. Cavender

Secretary